                    [LEWIS AND ROCA LLP LAWYERS LETTERHEAD]


August 31, 1999


                                                                    EXHIBIT 5.2


Tarragon Realty Investors, Inc.
280 Park Avenue
East Building, 20th Floor
New York, New York 10017

          Re: Tarragon Realty Investors, Inc. - up to 1,947,987 shares of Common Stock, par value $0.01 per share

Ladies and Gentlemen:

         We have acted as special Nevada counsel for Tarragon Realty Investors, Inc., a Nevada corporation (the "Company" or "Tarragon") in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended covering the delayed future possible offer and sale of up to an aggregate of 1,947,987 shares of the Company's Common Stock, par value $0.01 per share (the "Shares") that may be offered for sale from time to time by pledgees, donees, transferees or other successors-in-interest of the Company or Lucy N. Friedman.

         As counsel rendering the opinions hereinafter expressed, we have been furnished with and examined the originals or copies certified or otherwise identified to our satisfaction of the following documents and have made no independent verification of the factual matters set forth in such documents:

         A.       Articles of Incorporation of the Company;

         B.       Bylaws of the Company;

         C. Secretary's Certificate dated August 30, 1999, certifying to the matters stated therein; and

         D.       The Registration Statement and any and all exhibits thereto.

         In our examination, we have assumed that each Document will be duly completed (where blanks appear), duly executed and duly delivered, as may be required. We assume the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies. We

August 31, 1999
Page 2

assume the legal capacity of all natural persons who signed or who will sign Documents, or documents necessarily contemplated by the transactions related hereto. We assume that the Documents are the only material documents governing the transaction and the affairs of the Company in relation to the above-described transaction.

          We assume that any documents necessary to consummate the transactions contemplated by the Documents have been legally authorized by parties who have the power to do so, and have been properly executed and delivered by such parties. We further assume that the Documents are legal, valid, binding and enforceable obligations of any party other than the Company. We assume that the Documents have not been amended, modified, or rescinded in any manner whatsoever as of the date of this opinion letter. As to various question of fact, we have relied upon statements of the Company, various public officials and others. We have not independently verified any of the factual matters set forth in any certificate or other document provided to us in connection with this matter and upon which we may have relied.

          Based upon the foregoing legal considerations as we have deemed relevant, we are of the opinion that:

          1. A total of 745,000 shares of Common Stock covered by such Registration Statement have been duly and validly authorized and issued by Tarragon as Treasury Stock, which 745,000 shares are fully-paid and non-assessable, with no personal liability attaching to the ownership thereof;

          2. A total of 456,000 shares of Common Stock covered by such Registration Statement were originally issued by Tarragon pursuant to that certain Agreement and Plan of Merger dated July 24, 1997, between Vinland Property Corporation and the Company (the "Vinland Merger Agreement") and have been duly and validly authorized and issued in connection therewith and all of such shares are fully-paid and non-assessable, with no personal liability attaching to the ownership thereof, but have been subsequently acquired by the Company as Treasury Stock; and

          3. A total of 746,987 shares of Common Stock covered by such Registration Statement have been duly and validly authorized and were issued in connection with the Vinland Merger Agreement or in connection with that certain Agreement and Plan of Merger dated June 5, 1998, between the Company and National Income Realty Trust (the "NIRT Merger Agreement") and are outstanding, fully-paid and non-assessable, with no personal liability attaching to the ownership thereof.

          We are admitted to the bar of the State of Nevada. In rendering our opinions stated above, we have relied upon the applicable laws of the State of Nevada as those laws presently exist, and as they have been applied and interpreted by courts having jurisdiction within the State of Nevada. We express no opinion as to the laws of any

August 31, 1999
Page 3

other jurisdiction, or of the interpretation of Nevada law by courts outside of the state of Nevada, or of the laws of the United States of America.

         The opinions expressed herein are effective as of the date hereof. We disclaim any responsibility to update this opinion at any time following the date hereof. No extensions of this opinion may be made by implication or otherwise. We express no opinion other than as expressly set forth herein. This opinion is solely for the benefit of the addressee and may be relied upon by Prager, Metzger & Kroemer PLLC with regard to the issuance of its opinion in this matter.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come into the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                             Very truly yours,

                                             /s/ LEWIS AND ROCA LLP

                                             LEWIS AND ROCA LLP